Exhibit 99.1

AMENDMENT TO JOINT FILING AND SOLICITATION AGREEMENT

This Amendment (this “Amendment”) is made and entered into as of July 1, 2022 to that certain Joint Filing and Solicitation Agreement, dated May 27, 2022 (the “Agreement”), by and among Bradley L. Radoff, AB Value Partners, LP, AB Value Management LLC, Andrew T. Berger, Mary Bradley, Richard Degnan, Correne Loeffler and Suchit Majmudar.

WHEREAS, in connection with AB Value Partners, LP’s withdrawal of Messrs. Berger, Degnan, Majmudar and Radoff as nominees for election as directors at the Issuer’s 2022 annual meeting of stockholders, the parties desire to remove each of Messrs. Degnan and Majmudar as a party to the Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements of the parties herein contained, the parties hereby agree as follows:

1. Effective immediately, each of Messrs. Degnan and Majmudar is removed as a party to the Agreement.

2. This Amendment may be executed in one or more facsimile, portable document format (pdf) or original counterparts, all of which shall be deemed to be originals and all of which together shall constitute one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

/s/ Bradley L. Radoff
Bradley L. Radoff

Individually and as attorney-in-fact for Mary Bradley,
Richard Degnan, Correne Loeffler and Suchit Majmudar

AB Value Partners, LP

By:	AB Value Management LLC, its general partner

By:	/s/ Andrew T. Berger
	Name:	Andrew T. Berger
	Title:	Manager

AB Value Management LLC

By:	/s/ Andrew T. Berger
	Name:	Andrew T. Berger
	Title:	Manager

/s/ Andrew T. Berger
Andrew T. Berger